                                                                                                                                                                                                                                                                   Exhibit 99.1

News Release

AGL Resources Reports Full-Year and Fourth-Quarter 2008 Results

•	2008 diluted earnings per share (EPS) of $2.84 versus $2.72 in 2007

•	Fourth-quarter 2008 diluted EPS of $0.97 versus $0.86 for the same period in 2007

•	2009 earnings guidance established in the range of $2.65 to $2.75 per diluted share

Atlanta – February 5, 2009 – AGL Resources today reported 2008 diluted earnings per share of $2.84, compared with $2.72 per share for the same period in 2007.

2008 results were driven primarily by stronger performance in the company’s wholesale services, energy investments and corporate segments, as well as lower interest expense relative to the prior year.

“Our strong performance in 2008 is a direct result of continuing to focus on the fundamentals of our business,” said John W. Somerhalder II, AGL Resources’ chairman, president and chief executive officer.  “We take a long-term view of managing our business, and despite the near-term challenges of a receding economy, we are taking steps now to build a stronger foundation for future growth.  For 2009, we have established what we believe to be realistic expectations for the year, given the current environment, and our team is extremely focused on achieving those goals.”

2008 RESULTS BY BUSINESS SEGMENT

Distribution Operations

The distribution operations segment reported 2008 segment EBIT (earnings before interest and taxes) of $329 million, compared with $338 million in 2007.  Operating margin was down $2 million, primarily due to lower customer usage, partially offset by higher pipeline replacement revenues at Atlanta Gas Light and Elizabethtown Gas and customer growth.  On a consolidated basis, the distribution operations segment had year-over-year customer growth of 0.1 percent in 2008, compared with 0.9 percent growth in 2007.

Operating expenses increased $8 million, primarily due to increased incentive compensation costs as well as higher depreciation and bad debt expense.  These increases were offset partially by lower pension, outside services and marketing expenses relative to the prior year.

Retail Energy Operations

The retail energy operations segment (SouthStar Energy Services) contributed EBIT of $57 million in 2008, compared to $83 million in 2007.  Operating margin declined $39 million year-over-year, primarily due to $24 million in lower-of-cost-or-market (LOCOM) natural gas inventory valuation adjustments recorded in the third and fourth quarters of 2008 to reduce the weighted average cost of inventory to market value.  These adjustments resulted from the significant decline in natural gas prices during those two quarters.  There was no similar adjustment recorded in 2007.  The decrease in operating margin also reflects a 3 percent decrease in average customer count and lower contributions during the first quarter of 2008 related to the management of storage and transportation assets, largely due to rising commodity prices and reduced opportunities.  These decreases were partially offset by higher operating margins in Ohio and Florida, an increase in average customer usage for the year and colder weather in 2008 as compared to last year.

Operating expenses for 2008 were down $2 million relative to 2007, reflecting lower marketing and outside services expenses, partially offset by higher bad debt expense primarily driven by higher operating revenues.

Minority interest decreased $10 million as a result of lower operating income in 2008 as compared to 2007.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, contributed EBIT of $60 million in 2008, compared with $34 million in 2007.  Operating margin increased $45 million year-over-year.  The increase includes a $35 million increase in reported hedge gains for the year, as well as a $25 million increase in commercial activity.  These increases were partially offset by a $36 million increase in the required LOCOM natural gas inventory valuation adjustments for the year, net of $21 million in higher estimated hedging recoveries during the period.

Operating expenses increased $19 million in 2008 relative to the prior-year period.  The increase was driven primarily by increased payroll and benefits costs associated with growth of the business and higher incentive compensation expenses associated with the earnings performance.

Energy Investments

The energy investments segment contributed EBIT of $19 million in 2008, compared to $15 million in 2007.  Operating margin increased $10 million, primarily due to higher contributions from AGL Networks related to a network expansion project and higher revenues at Jefferson Island Storage & Hub as a result of increased interruptible margin opportunities.

Operating expenses increased $6 million, primarily due to the AGL Networks’ expansion project, increased business development costs and higher legal and depreciation expenses at Jefferson Island.

INTEREST EXPENSE
Interest expense was $115 million for 2008, compared to $125 million in 2007.  The decrease is primarily due to lower short-term interest rates, partially offset by higher average debt outstanding.  2007 interest expense also included a $3 million premium paid for the early redemption of $75 million in junior subordinated debentures.

INCOME TAX EXPENSE
Income tax expense for 2008 was $132 million, compared with $127 million for 2007.  The increase was primarily due to higher consolidated earnings and a slightly higher effective tax rate as compared to the prior year.

COMMON SHARES OUTSTANDING
Earnings per share for the year ended Dec. 31, 2008 reflect a 1 percent decline in weighted average diluted shares outstanding primarily as a result of the company's share repurchase program.

DIVIDEND INCREASE

AGL Resources also announced that its board of directors approved an increase of $0.04 per share in the annual dividend rate, to an indicated annual dividend of $1.72 per share.  The new rate is effective with the dividend payable March 1, 2009 to shareholders of record at the close of business on Feb. 13, 2009.  The dividend payment will mark the 245th consecutive quarterly dividend the company has paid since 1948.

2009 EARNINGS OUTLOOK

AGL Resources expects its fiscal year 2009 earnings results to be in the range of $2.65 to $2.75 per diluted share.  This expectation assumes normal weather and no material impact to earnings from the effect of forward natural gas price movements on storage and transportation hedges in the wholesale services segment, and no material impact to earnings from the effect of lower-of-cost-or-market natural gas inventory valuation adjustments in the retail energy operations and wholesale services segments.

Changes in these factors, as well as other circumstances or events the company cannot currently anticipate, could result in earnings for fiscal 2009 that are above or below this outlook. The factors that could cause such material changes are described more fully in the "Forward Looking Statements" section of this press release and in the company's SEC filings.

EARNINGS CONFERENCE CALL/WEBCAST
AGL Resources will host its fourth-quarter/year-end 2008 earnings conference call and webcast on Thursday, Feb. 5, 2009, at 9 a.m. Eastern Time.  The webcast can be accessed via the Investor Relations section of the AGL Resources Web site at www.aglresources.com, or by dialing 866/730-5767 in the United States or 857/350-1591 outside the United States. The confirmation code is 97438877. A replay of the conference call will be available by dialing 888/286-8010 in the United States or 617/801-6888 outside the United States, with a confirmation code of 64630445. A replay of the call also will be available on the investor relations section of the company's Web site for seven days following the call.

About AGL Resources
AGL Resources (NYSE: ATG), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward- looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," “believe,” "can," "could," "estimate," "expect," "forecast," "future," “goal,” "indicate," "intend," "may," "outlook," "plan," "predict," "project," "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation, including any changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings, the credit ratings of our counterparties or competitors or the continued disruption in the credit markets; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information
Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income or net income as determined in accordance with GAAP. In addition, the company's EBIT and operating margin may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's website at www.aglresources.com under the Investor Relations section.

# # # #

Contacts:              Financial
Steve Cave
Office:  404-584-3801
Cell: 678-642-4258
scave@aglresources.com

Media
Tami Gerke
Office:404-584-3873
Cell:404-558-2307
tgerke@aglresources.com

	AGL Resources Inc.
	Condensed Statements of Consolidated Income
	For the Three and Twelve Months Ended
	December 31, 2008 and 2007
	Unaudited
	(In millions, except per share amounts)

	Three Months			Twelve Months

	12/31/2008	12/31/2007	Fav/(Unfav)	12/31/2008	12/31/2007	Fav/(Unfav)

Operating Revenues	$805	$685	$120	$2,800	$2,494	$306

Cost of Gas	461	382	(79)	1,654	1,369	(285)

Operation and Maintenance Expenses	135	117	(18)	472	451	(21)

Depreciation and Amortization	40	36	(4)	152	144	(8)

Taxes Other Than Income	11	10	(1)	44	41	(3)

Total Operating Expenses	647	545	(102)	2,322	2,005	(317)

Operating Income	158	140	18	478	489	(11)
Other Income (Loss)	-	3	(3)	6	4	2

Minority Interest	(8)	(6)	(2)	(20)	(30)	10

Earnings Before Interest & Taxes	150	137	13	464	463	1
Interest Expense	30	33	3	115	125	10

Earnings Before Income Taxes	120	104	16	349	338	11
Income Taxes	46	38	(8)	132	127	(5)

Net Income	$74	$66	$8	$217	$211	$6

Earnings Per Common Share
Basic	$0.97	$0.86	$0.11	$2.85	$2.74	$0.11
Diluted	$0.97	$0.86	$0.11	$2.84	$2.72	$0.12
Shares Outstanding
Basic	76.5	76.1	(0.4)	76.3	77.1	0.8
Diluted	76.7	76.4	(0.3)	76.6	77.4	0.8

	AGL Resources Inc.
	EBIT Schedule
	For the Three and Twelve Months Ended
	December 31, 2008 and 2007
	Unaudited
	(In millions, except per share amounts)

	Three Months			Twelve Months

	12/31/2008	12/31/2007	Fav/(Unfav)	12/31/2008	12/31/2007	Fav/(Unfav)

Distribution Operations	$90	$96	$(6)	$329	$338	$(9)
Retail Energy Operations	22	16	6	57	83	(26)
Wholesale Services	38	18	20	60	34	26
Energy Investments	1	8	(7)	19	15	4
Corporate	(1)	(1)	-	(1)	(7)	6
Consolidated EBIT	150	137	13	464	463	1
Interest Expense	30	33	3	115	125	10
Income Taxes	46	38	(8)	132	127	(5)
Net Income	$74	$66	$8	$217	$211	$6

Earnings per Common Share
Basic	$0.97	$0.86	$0.11	$2.85	$2.74	$0.11
Diluted	$0.97	$0.86	$0.11	$2.84	$2.72	$0.12

	AGL Resources Inc.
	Reconciliation of Operating Margin to Operating Revenues
	For the Three and Twelve Months Ended
	December 31, 2008 and 2007
	Unaudited
	(In millions)

	Three Months			Twelve Months

	12/31/2008	12/31/2007	Fav/(Unfav)	12/31/2008	12/31/2007	Fav/(Unfav)

Operating Revenues	$805	$685	$120	$2,800	$2,494	$306
Cost of Gas	461	382	(79)	1,654	1,369	(285)
Operating Margin	$344	$303	$41	$1,146	$1,125	$21